Exhibit 10.11b

2002 AMENDED AND RESTATED SECURED PROMISSORY NOTE

$1,722,417.00	Irvine, CA
December 27, 2002

WHEREAS, Wireless Billing Systems, a California corporation (“Wireless Billing”;  “Maker”), executed that certain Secured Promissory Note on May 26, 1999, in the principal amount of Two Million Two Hundred Thirty-Eight Thousand Two Hundred Forty-Two Dollars ($2,238,242.00) (the “Original Note”) in favor of Corsair Communications, Inc. (“Corsair”); and

WHEREAS, Wireless Billing executed that certain Note Agreement on January 1, 2001 (the “Note Agreement”) and that certain Amended and Restated Secured Promissory Note on January 1, 2001, in the principal amount of One Million Six Hundred Ninety-Six Thousand, Three Hundred Ninety-Four Dollars and Eighteen Cents ($1,696,394.18) (the “January 2001 Amended Note”) in favor of Corsair; and

WHEREAS, Wireless Billing and Corsair executed a letter agreement to revise the terms of the January 2001 Amended Note on December 20, 2001.  The January 2001 Amended Note, as amended by said letter agreement, shall be referred to herein as the “December 2001 Amended Note”; and

WHEREAS, Lightbridge, Inc. (“Holder”) has succeeded to the assets and liabilities of Corsair by way of merger; and

WHEREAS, Maker and Holder desire to amend and restate the December 2001 Amended Note as provided herein;

NOW THEREFORE:

FOR VALUE RECEIVED, Maker hereby promises to pay to the order of Holder, at 67 South Bedford Street, Burlington, Massachusetts 01803, or at such other place as Holder may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of One Million Seven Hundred Twenty-Two Thousand Four Hundred Seventeen Dollars ($1,722,417.00), together with interest accrued on the unpaid principal amount hereof from December 27, 2002 at the rate of eight percent (8%) per annum, compounded annually, payable as follows:

(i)                                     Twenty-four monthly installments of Twenty-Five Thousand Dollars ($25,000.00) each, commencing on January 26, 2003 and ending on December 26, 2004; and

(ii)                                  Lump sum payment of One Million Three Hundred Seventy-One Thousand Eight Hundred Seventy-Two Dollars and Thirty-Seven Cents

($1,371,872.37) on December 26, 2004, all in accordance with the amortization schedule attached hereto as Exhibit A.

Upon payment in full of the outstanding principal and all accrued but unpaid interest thereon, this 2002 Amended and Restated Secured Promissory Note (“2002 Amended Note”) shall be surrendered to Maker for cancellation.

All payments on this 2002 Amended Note shall be applied first against accrued and unpaid interest and then against the outstanding principal.  Maker shall have the right to prepay all or any portion of the principal obligation hereunder without penalty at any time or from time to time.

Maker hereby waives presentment, demand for payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this 2002 Amended Note.  Maker hereby promises to pay on demand all reasonable legal fees and other costs and expenses paid or incurred by the holder hereof in enforcing or collecting this 2002 Amended Note.

The occurrence of any of the following events is an “Event of Default” hereunder:

(a)          Maker fails to pay when due any payments under this 2002 Amended Note, which failure remains unremedied for five (5) business days following Maker’s mailing of notice from the Holder of any such non-payment(s).

(b)         Without the application or consent of Maker (i) a receiver, trustee, custodian or similar officer is appointed for Maker or for any substantial part of Maker’s property, or (ii) any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors under the laws of any jurisdiction is instituted (by petition, application, or otherwise) against Maker and such appointment or proceedings remains unstayed or undismissed for a period of ninety (90) days.

(c)          In a transaction or a series of related transactions, (i) the sale of all or substantially all of the assets of Maker, or (ii) any merger, consolidation, reorganization or recapitalization of Maker; provided, however, that such a merger, consolidation, reorganization or recapitalization of Maker whereby Primal Solutions, Inc. (“Primal”), a Delaware corporation, continues to own  66 2/3%  or more of the voting power in the surviving company following such transaction or transactions and the tangible net worth (as determined in accordance with generally accepted accounting principles consistently applied) of Maker following such transaction or transactions is not less than the tangible net worth of Maker immediately prior to such transaction or transactions shall not be deemed to be an Event of Default.

(d)         Any sale of the then outstanding common stock of Maker that results in Primal holding less than a 66 2/3% equity or voting interest in Maker.

(e)          Maker (i) admits in writing Maker’s inability to pay Maker’s debts when due, (ii) makes an assignment for the benefit of creditors, (iii) applies for or consents to the appointment of any receiver, trustee, custodian or similar officer for Maker or for any substantial part of Maker’s property, or (iv) institutes (by petition, application, or otherwise) or consents to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings from relief under any bankruptcy law or any law for the relief of debtors under the laws of any jurisdiction against Maker.

Upon the occurrence of any Event of Default, all obligations hereunder shall become immediately due and payable.

In case any Event of Default shall have occurred, Holder may proceed to protect and enforce its rights hereunder by suit in equity, action at law or any other appropriate proceeding.

Neither any course of dealing by Holder nor any failure or delay by Holder to exercise any right, power or privilege hereunder shall operate as a waiver hereunder, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder.  No covenant, obligation or other provision hereof may be waived by Holder and no consent contemplated hereby may be given by Holder other than in a writing signed by Holder explicitly waiving such covenant, obligation or provision or giving such consent.  If at any time any applicable usury law would ever render usurious any amounts called for hereunder, then it is Holder’s and Maker’s express intention that Maker shall not be required to pay interest on this 2002 Amended Note at a rate in excess of the maximum lawful rate, that the provisions of this paragraph shall control over all other provisions of this 2002 Amended Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited on the principal balance of this 2002 Amended Note (or, if this 2002 Amended Note has been fully paid, refunded by Holder to Maker), and the provisions hereof shall be immediately reformed and the amounts thereafter collectible under this 2002 Amended Note reduced, without the necessity of the execution of any further documents, so as to comply with the then-applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.  Any such crediting or refund shall not cure or waive any default by Maker under this 2002 Amended Note. If at any time following any reduction in the interest rate payable by Maker there remains unpaid any principal amount under this 2002 Amended Note and the maximum interest rate allowed by applicable law is increased or eliminated, then the interest rate payable under this 2002 Amended Note shall be readjusted, to the extent not prohibited by applicable law, so that the total dollar amount of interest payable hereunder shall be equal to the dollar amount of interest which would have been paid by Maker without giving effect to the reduction in interest resulting from compliance with applicable usury laws.

This 2002 Amended Note amends and restates (and does not constitute an extinguishment or novation of) the Original Note and the December 2001 Amended Note, a copy of each of which is attached hereto as Exhibit B and hereby acknowledged by Maker as a true, correct, and complete copy of the original. This 2002 Amended Note amends and restates the Original Note and the December 2001 Amended Note and does not evidence or effect a refinancing of all or any portion of the indebtedness evidenced thereby, a release or relinquishment of the priority of the security interest of Holder in any assets (real and personal) of Maker, including without limitation pursuant to the Security Agreement (as hereinafter defined), or a waiver of Maker’s obligation to reimburse Holder for any amounts previously evidenced by the Original Note and the December 2001 Amended Note.

This 2002 Amended Note may not be changed, modified, amended or terminated except in a writing signed by Holder.  The covenants and agreements contained in this 2002 Amended Note shall bind Maker, and the rights hereunder shall inure to the benefit of the respective successors and assigns of Holder.  This 2002 Amended Note shall not be transferred or assigned to any third party, except:

(1)  By Holder upon the prior written consent of Maker, which consent shall not be unreasonably withheld;

(2)  By Holder pursuant to (i) the sale of more than 33 1/3% of the then outstanding common stock of Holder, (ii) the sale of all or substantially all of the assets of Holder, or (iii) any merger, consolidation, reorganization or recapitalization of Holder, exclusive of any merger, consolidation, reorganization or recapitalization whereby stockholders prior to such transactions continue to own more than 66 2/3% of the voting power in the surviving company following such transactions; and

(3)  By Holder to any of its affiliates;

Provided, however, in no event shall Holder transfer or assign this 2002 Amended Note to any person or entity engaging in any business which is or may be competitive with the business of Maker or any of its affiliates.  For the purposes hereof, the “business of Maker or any its affiliates” shall mean (i) the development, licensing, rental, marketing or selling of software that performs mediation, rating or billing functions for communication service providers, and (ii) upon Maker’s written notice to Holder, such other business(es) as Maker or any of its affiliates may engage in from time to time.  In the event that Holder transfers or assigns this 2002 Amended Note pursuant to paragraphs (2) or (3) above, Holder shall provide Maker with prompt written notice of such transfer or assignment.

This 2002 Amended Note shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of California.

The indebtedness evidenced by this 2002 Amended Note is secured pursuant to that certain Security Agreement, dated as of May 26, 1999, between Wireless Billing and Corsair (the “Security Agreement”).

IN WITNESS WHEREOF, the undersigned has executed this 2002 Amended Note as an instrument under seal.

WIRELESS BILLING SYSTEMS

/s/ Joseph R. Simrell
Joseph R. Simrell, President